Exhibit 99.1

LYNX ANNOUNCES ITS FINANCIAL RESULTS FOR SECOND QUARTER 2003
– HIGHLIGHTED BY REVENUE GROWTH AND IMPROVED OPERATING RESULTS–

     HAYWARD, CA – August 13, 2003 – Lynx Therapeutics, Inc. (Nasdaq: LYNX) today reported an operating loss of $1.9 million for the quarter ended June 30, 2003, as compared to an operating loss of $4.9 million for the same period in 2002. Lynx’s operating loss was $3.1 million in the first quarter of 2003.

Lynx recorded non-cash, non-operating expense of $0.9 million in the second quarter of 2003 and $0.7 million in the comparable 2002 period related to its pro-rata share of the net loss of Axaron Bioscience AG. Lynx’s net loss was $2.9 million, or $(0.61) per share, for the quarter ended June 30, 2003, as compared to a net loss of $5.5 million, or $(1.61) per share, for the 2002 period. The loss per share amounts for the 2003 and 2002 periods reflect the effect of the 1-for-7 reverse split of Lynx’s common stock completed on January 15, 2003.

“Our operating performance in the second quarter of 2003 improved over the 2002 quarter primarily due to growth in our genomics revenues and our continued aggressive management of our expenses,” said Kevin P. Corcoran, Lynx’s President and Chief Executive Officer. “Our second quarter 2003 revenues of $4.6 million grew by approximately 61% and 40%, respectively, over our revenues of $2.9 million in the second quarter of 2002 and $3.3 million in the first quarter of this year. Our goal remains to build our revenues through increasing the number of Massively Parallel Signature Sequencing, or MPSS™, analyses we perform for our customers. During the second quarter of 2003, we completed more than twice as many MPSS™ analyses than we did in the first quarter of this year.”

Mr. Corcoran added, “We are pleased with the productivity of our business development efforts that have resulted in four agreements during the last three months, with Pfizer, IBM and the Institute for Systems Biology, Innovative Dairy Products and the International Livestock Research Institute, and nine agreements since the beginning of 2003 (see “Collaborations and Agreements” below). Additionally, the modification of our collaboration with Takara Bio brought us approximately $3 million of cash in July and provides Takara Bio with a larger installed base of MPSS™ instruments for providing genomics discovery services in its licensed territories. We will continue to receive payments from Takara in connection with the supply of proprietary and other reagents as well as the sale of any additional MPSS™ instruments.”

Mr. Corcoran continued, “We ended the second quarter with $3.0 million in cash and $1.2 million in accounts receivable. Additionally, we received a payment of approximately $3 million from Takara Bio in July. While our primary goal is to improve our financial position and fund our operations through payments to us under existing and prospective relationships with customers, collaborators and licensees, we will be considering various other options, which include securing additional equity financing.

Revenues for the second quarter of 2003 were $4.6 million and included technology access and service fees of $4.4 million. Revenues of $2.9 million for the same period in 2002 included technology access and service fees of $2.6 million. Lynx’s revenues have historically fluctuated from quarter to quarter and year to year and may continue to fluctuate in future periods due primarily to the nature of its MPSS™ service fees. These fees are impacted principally by the timing and number of biological samples received from customers and collaborators and the timing of Lynx’s performance of related analyses on these samples.

Operating costs and expenses were $6.5 million for the quarter ended June 30, 2003, compared to $7.3 million for the same period in 2002, excluding the restructuring charge of $0.5 million related to workforce reduction in the second quarter of 2002. For the 2003 quarter, the cost of services fees was $1.4 million, compared to $0.4 million for the corresponding period in 2002, and reflects the costs of providing our genomics discovery services. Research and development expenses were $3.2 million for the 2003 quarter, compared to $5.4 million for the corresponding period in 2002. The decrease in research and development expenses in 2003 reflects a decrease in materials consumed in research and development efforts and lower personnel expenses, primarily resulting from the workforce reductions that occurred in the first quarter of 2003 and the second quarter of 2002. General and administrative expenses were $1.9 million for the three-month period ended June 30, 2003, compared to $1.4 million for the corresponding period in 2002. The increase in general and administrative expenses in 2003 over the same period in 2002 reflects primarily expenses for outside services in support of our commercial and business development efforts.

Six Months Ended June 30

For the six months ended June 30, 2003, Lynx had an operating loss of $5.0 million, as compared to an operating loss of $8.8 million for the same period in 2002.

Lynx recorded a non-cash, non-operating expense of $1.7 million in the six months ended June 30, 2003 and $1.5 million in the comparable 2002 period related to its pro-rata share of the net loss of Axaron Bioscience AG. Other income in the six-month period of 2002 included a realized gain of $0.9 million from the sale of shares of common stock of Inex Pharmaceuticals Corporation in the first quarter of 2002.

Lynx’s net loss was $6.8 million, or $(1.47) per share, for the six months ended June 30, 2003, as compared to a net loss of $9.2 million, or $(3.44) per share, for the 2002 period. The loss per share amounts for the 2003 and 2002 periods reflect the effect of the 1-for-7 reverse split of Lynx’s common stock completed on January 15, 2003.

Revenues for the six months ended June 30, 2003 were $7.8 million and included technology access and service fees of $7.6 million. Revenues of $7.9 million for the same period in 2002 included technology access and service fees of $5.0 million and other revenues of $2.9 million, including $2.6 million from the sale of certain of Lynx’s antisense technology assets.

Operating costs and expenses, excluding the restructuring charge of $0.3 million in 2003 that comprised primarily severance charges for former Lynx employees affected by the workforce reduction in the first quarter of 2003, were $12.5 million for the six months ended June 30, 2003, compared to $16.2 million for the same period in 2002, excluding the restructuring charge of $0.5 million that comprised primarily severance charges for former Lynx employees affected by the workforce reduction in that period. For the six-month period in 2003, cost of services fees was $2.1 million, compared to $0.7 million for the corresponding period in 2002, and reflects the costs of providing our genomics discovery services. Research and development expenses were $6.8 million for the 2003 period, compared to $12.3 million for the corresponding period in 2002. The decrease in research and development expenses in 2003 reflects a decrease in materials consumed in research and development efforts and lower personnel expenses, primarily resulting from the workforce reductions that occurred in the first quarter of 2003 and the second quarter of 2002. General and administrative expenses were $3.7 million for the six-month period ended June 30, 2003, compared to $3.1 million for the corresponding period in 2002. The increase in general and administrative expenses in 2003 over the same period in 2002 reflects primarily expenses for outside services in support of our commercial and business development efforts.

As of June 30, 2003, Lynx had cash and cash equivalents of $3.0 million, including restricted cash of $1.2 million, and accounts receivable of approximately $1.2 million. Additionally, Lynx received a payment of approximately $3 million from Takara Bio in July 2003 related to an amendment of Lynx’s existing collaboration with that company.

COLLABORATIONS AND AGREEMENTS

To date in 2003, Lynx has added the following customers to its genomics business, in line with its commercialization strategies and tactics for establishing MPSS™ as the technology of choice in systems biology applications. In general, Lynx will perform genomics discovery services to generate comprehensive and quantitative gene expression profiles for the following customers in the areas and/or for the purposes noted below:

Pfizer: Cell samples from normal and disease-affected patients in an effort to provide information on specific genes involved in disease progression.

Millennium Pharmaceuticals: To identify cell-specific gene markers for a certain blood cell type and to evaluate gene expression patterns from RNA in peripheral blood monocytes in response to treatments with specific compounds.

IBM and Institute for Systems Biology: Samples from human immune system cells to study how such cells respond to infectious diseases.

Institute for Systems Biology: Prostate cancer samples to develop a systems biology approach to understanding cancer.

National Institute on Aging: Human stem cell samples to understand the underlying principles of normal as well as abnormal cell differentiation, which research may lead to the development of novel approaches for prevention and treatment of many diseases including Alzheimer’s and Parkinson’s, spinal cord injuries, stroke and heart disease.

Genome Institute of Singapore: Human, mouse and fish tissue samples to provide a more complete picture of the activity of all genes that are critically important in normal development and in disease.

Northeastern University: Antarctic icefish samples for the potential discovery of genes involved in red and white blood cell development, which research may lead to new treatments and diagnostic probes for anemia, neutropeniea and leukemia.

Innovative Dairy Products: Mammary tissue of three diverse animal systems in an attempt to accelerate research in dairy genetics, particularly with regard to lactation performance

International Livestock Research Institute: Certain livestock parasites and the arthropod vectors that are responsible for transmission of these pathogens, including ticks and tsetse flies.

Financial Guidance

Revenues

Assuming sufficient funding for its operations, Lynx estimates that it can grow its aggregate genomics revenues in fiscal 2003 to approximately $20 million, with revenues estimated in the range of $4 million to $5 million for the third quarter of 2003. The level of revenues for 2003 will depend primarily on Lynx’s MPSS™ service fees, which are impacted principally by the timing and number of biological samples received from existing customers and collaborators, as well as Lynx’s performance of related analyses on these samples. Additionally, the number, type and timing of new collaborations and agreements and the related demand for, and delivery of, Lynx’s services or products will impact the level of future revenues.

Conference Call

Related to this announcement, Lynx will host a conference call on Wednesday, August 13, 2003 at 2:00 p.m. PT / 5:00 p.m. ET. To participate in this call, please dial: (800) 478-6251 (U.S./Canada) or (913) 981- 5558 (International) shortly before 2:00 p.m. PT / 5:00 p.m. ET. A replay of the call will also be available until midnight, Wednesday, August 20, 2003. To access the replay, dial: (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International), followed by the conference ID number 202157. The conference call and replay are open to all interested parties.

About Lynx

Lynx is a leader in the development and application of novel genomics analysis solutions that provide comprehensive and quantitative digital gene expression information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. These solutions are based on Megaclone™ and MPSS™, Lynx’s unique and proprietary cloning and sequencing technologies. For more information, visit Lynx’s web site at www.lynxgen.com.

This press release contains “forward-looking” statements, including statements related to the potential success under existing customer, collaboration and license arrangements, the expansion and success of Lynx’s commercial applications of its genomics technologies and financial guidance, including estimated future revenues. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “feels,” “anticipates,” “plans,” “predicts,” “expects,” “estimates,” “intends,” “will,” “continue,” “may,” “should” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2002. Lynx does not undertake any obligation to update forward-looking statements.

###

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues:
Technology access and service fees	$4,377	$2,633	$7,567	$4,977
Collaborative research and other	208	220	282	2,898

Total revenues	4,585	2,853	7,849	7,875
Operating costs and expenses:
Cost of service fee revenues and other	1,377	436	2,101	735
Research and development	3,196	5,406	6,761	12,293
General and administrative	1,893	1,408	3,678	3,142
Restructuring charge for workforce reduction	—	530	292	530

Total operating costs and expenses	6,466	7,780	12,832	16,700

Loss from operations	(1,881)	(4,927)	(4,983)	(8,825)
Equity share of loss of related party	(891)	(721)	(1,716)	(1,508)
Other income (expense), net	(84)	(99)	(128)	787
Income tax provision (benefit)	1	(271)	2	(310)

Net loss	$(2,857)	$(5,476)	$(6,829)	(9,236)

Basic and diluted net loss per share (a)	$(0.61)	$(1.61)	$(1.47)	$(3.44)
Shares used in per share computation (a)	4,654	3,394	4,653	2,682

(a)	Shares used in the computation of loss per share for all periods shown above reflect the effect of the 1-for-7 reverse split of Lynx’s common stock completed on January 15, 2003.

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2003	2002(b)

Assets	(unaudited)
Cash and cash equivalents, including restricted cash	$3,000	$11,735
Accounts receivable	1,176	836
Other current assets	1,443	1,744

Total current assets	5,619	14,315
Property and equipment, net	13,952	15,570
Other assets	386	2,102

Total assets	$19,957	$31,987

Liabilities and Stockholders’ Equity
Current liabilities	$3,803	$4,332
Deferred revenue — current	3,426	2,926

Total current liabilities	7,229	7,258
Deferred revenue — noncurrent	6,064	10,634
Noncurrent liabilities	1,414	2,039
Stockholders’ equity	5,250	12,056

Total liabilities and stockholders’ equity	$19,957	$31,987

(b)	The balance sheet amounts as of December 31, 2002 have been derived from audited financial statements at that date but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.